Bloom Energy Corporation Announces Exchange of a Portion of Its Existing 2.50% Green Convertible Senior Notes Due 2025 for 3.00% Green Convertible Senior Notes Due 2029

SAN JOSE, Calif.—(BUSINESS WIRE)—Bloom Energy Corporation (NYSE: BE) today announced that on May 7, 2025, it entered into privately negotiated exchange agreements (the “Exchange Agreements”) with holders of its 2.50% green convertible senior notes due 2025 (the “2025 Convertible Notes”). Pursuant to the Exchange Agreements, Bloom Energy will exchange (the “Exchange Transaction”) approximately $112.8 million in aggregate principal amount of the 2025 Convertible Notes for approximately $115.7 million in aggregate principal amount of Bloom Energy’s 3.00% green convertible senior notes due 2029 (the “2029 Convertible Notes”). The Exchange Transaction is expected to settle on or about May 13, 2025, subject to customary closing conditions.

Upon completion of the Exchange Transaction, the aggregate principal amount of the 2025 Convertible Notes outstanding will be approximately $2.2 million, and the aggregate principal amount of the 2029 Convertible Notes outstanding will be approximately $518.2 million, which includes the 2029 Convertible Notes issued by Bloom Energy in May 2024. Bloom Energy will not receive any cash proceeds from the issuance of the 2029 Convertible Notes pursuant to the Exchange Transaction.

The 2029 Convertible Notes will be senior, unsecured obligations of Bloom Energy and will accrue interest at a rate of 3.00% per annum, payable semi-annually in arrears on June 1 and December 1 of each year. The 2029 Convertible Notes will mature on June 1, 2029, unless earlier repurchased, redeemed or converted. Before March 1, 2029, noteholders will have the right to convert their 2029 Convertible Notes only upon the occurrence of certain events. From and after March 1, 2029, noteholders may convert their 2029 Convertible Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Bloom Energy will settle conversions by paying or delivering, as applicable, cash, shares of its Class A common stock or a combination of cash and shares of its Class A common stock, at Bloom Energy’s election. The initial conversion rate is 47.9795 shares of Class A common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $20.84 per share of Class A common stock. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. If a “make-whole fundamental change” (as defined in the indenture for the 2029 Convertible Notes) occurs, Bloom Energy will, in certain circumstances, increase the conversion rate for a specified time for holders who convert their 2029 Convertible Notes in connection with that make-whole fundamental change.

The 2029 Convertible Notes will be redeemable, in whole or in part (subject to certain limitations on partial redemptions), for cash at Bloom Energy’s option at any time, and from time to time, on or after June 7, 2027 and on or before the 21st scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Bloom Energy’s Class A common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the 2029 Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If Bloom Energy calls any or all 2029 Convertible Notes for redemption, holders of 2029 Convertible Notes called for redemption may convert their 2029 Convertible Notes during the related redemption conversion period, and any such conversion will also constitute a “make-whole fundamental change” with respect to the notes so converted.

If a “fundamental change” (as defined in the indenture for the 2029 Convertible Notes) occurs, then, subject to a limited exception, noteholders may require Bloom Energy to repurchase their 2029 Convertible Notes for cash. The repurchase price will be equal to the principal amount of the 2029 Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The Exchange Transaction and any Class A common stock issuable upon conversion of the 2029 Convertible Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and the 2029 Convertible Notes and any such Class A common stock cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the 2025 Convertible Notes, the 2029 Convertible Notes or any Class A common stock issuable upon conversion of the 2029 Convertible Notes, nor will there be any sale of the 2029 Convertible Notes or any such Class A common stock, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

J. Wood Capital Advisors LLC acted as Bloom Energy’s financial advisor in connection with the Exchange Transaction.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Bloom Energy’s future financial or operating performance. For example, statements regarding the completion of the Exchange Transaction are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or the negative of these words or similar terms or expressions that concern Bloom Energy’s expectations, strategy, priorities, plans or intentions. However, not all forward-looking statements contain these identifying words. These statements may relate to market conditions, the satisfaction of the closing conditions related to the Exchange Transaction and risks relating to Bloom Energy’s business, that could cause actual results, performance or achievement to differ materially and adversely from those anticipated or implied in the forward-looking statements. By their nature, these statements are subject to numerous uncertainties and risks, including factors beyond Bloom Energy’s control that could cause actual results, performance or achievement to differ materially and adversely from those anticipated or implied in the forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on Bloom Energy’s future results. More information on potential factors that may impact Bloom Energy’s business are set forth in Bloom Energy’s periodic reports filed with the SEC, including Bloom Energy’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 27, 2025, and Bloom Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as filed with the SEC on April 30, 2025, as well as subsequent reports filed with or furnished to the SEC from time to time. Bloom Energy assumes no obligation to, and does not currently intend to, update any such forward-looking statements.